                                                                         Ex 10.3

                                    STANDARD

                              DISTRIBUTOR AGREEMENT

                                     between

                        Clinical Reference Systems, Ltd.

                                      and

                              HealthGate Data Corp.

This agreement, entered into this 30th day of December, 1996 by and between Clinical Reference Systems, Ltd., hereinafter referred to as "CRS", with offices at 7100 E. Belleview, Suite 208, Greenwood Village, CO 80111-1636, and HealthGate Data Corp., hereinafter referred to as "Distributor", with offices at 380 Pleasant Street, Suite 230, Malden, MA 02148-8123.

WHEREAS, Distributor owns and operates a world wide web site on the internet which markets and distributes biomedical and health care related information to institutions and individuals;

WHEREAS, CRS distributes CRS Product(s) (as defined below) in disk format:

WHEREAS, both Distributor and CRS wish to make available and license CRS Product(s) through Distributor's world wide web site:

WHEREAS, Distributor has agreed to assist CRS, as set forth in this agreement, in the demonstration, marketing, and sales and licensing of the CRS Product(s) (see Exhibit A) to their current and future customers.

In consideration of the mutual covenants contained herein, the parties jointly agree as follows:

I. Termination: This agreement shall be effective upon the date first above written after execution by both parties and shall remain in effect for a period of one year. After that time this agreement shall automatically renew for additional one-year periods unless either party gives six (6) months written notification of termination of the agreement. In any event, this agreement shall terminate five years after it becomes effective. Termination of this agreement shall suspend Distributors right to resell CRS's Product(s) (see Exhibit A) and suspend CRS's right for collection of any additional fees from Distributor other than those fees due and payable upon the date of termination. However, termination shall not suspend or alter either party's obligations for representations, warranties, and indemnification under this agreement.

      In the event of a material breach of this agreement by either party to this agreement, the non-breaching party shall have the right to terminate this agreement by giving written notice to the breaching party, provided the breaching party is given sixty (60) days from notification of the breach to remedy the breach. Said notice of termination shall state the breach in sufficient detail that the breaching party will have a reasonable opportunity to remedy it.


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II.   CRS Agrees to Comply with the following:

      A. CRS hereby appoints HealthGate Data Corp. as a Distributor for CRS Product(s) and license described in Exhibit A attached hereto on the terms and conditions of this agreement for the resale and license of such products to current and prospective customers.

      B.    Provide 180 day written notice of any price changes.

      C. Provide Distributor with a 50% discount off the retail price (see Exhibit B).

      D.    Provide a set of marketing and sales materials.

      E.    Provide Product(s) as tagged ASCII files.

      F. Provide toll-free customer support to Distributor's licensees with respect to the content of the products.

      G. Provide revisions, updates and upgrades to the CRS Product(s) as ASCII tagged files as soon as such revisions, updates or upgrades are made available to licensees of CRS Product(s) on disks.

      H. Permit Distributor's sales and marketing representatives to demonstrate CRS Product(s) on-line to potential licensees without charge.

III.  Distributor Agrees to Comply with the following:

      A. Distributor shall pay CRS 50% of all license fees listed under Exhibit B collected for CRS Product(s) as described in item III. J., below. Distributor has paid CRS $24,950 with the execution of the agreement representing pre-payment of fixture licensing fees and Distributor agrees to make additional pre-payments of licensing fees to CRS on the six month anniversary of this Agreement if by such date a total of $49,900 (including the $24,950 initial payment) licensing fees has not otherwise been paid by Distributor to CRS.

      B. Market, license, and sell CRS Product(s) to Distributor's existing customer base and to future potential customers.

      C. Provide CRS with the following information: hospital (customer) name(s), address, and phone number of those customers who purchase CRS Product(s) within 15 days of any installation, provided CRS shall not contact such licenses without Distributor's consent.

o     D.    Have licensees enter into an Annual Renewable License in the form of
            Exhibit C with changes thereto to reflect the on-line nature of the license rather than a license of software on disks.

      E. Provide customer support by telephone with respect to on-line matters to all customers who license CRS Product(s) from Distributor.

      F. Provide Distributor sales personnel with CRS sales literature and pricing information.

      G. Distributor agrees to not use promotional/collateral materials designed by Distributor to market/sell CRS Product(s) without prior approval from CRS. CRS will not unreasonably withhold or delay its approval, and that any request that is unanswered after ten working days shall be deemed approved.


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

       H. Distributor is responsible for the on-line delivery, invoicing, and collection of all licensing fees of CRS Product(s) by Distributor.

      I.    Remit payment to CRS within CRS terms of Net 30 days.

o     J.    To make the CRS Product(s) available on-line to potential licensees through Distributor's world wide web site. Distributor will license each product on an annual basis to licensees for the license prices set forth in Exhibit B. The license of CRS Product(s) shall be pursuant to the Annual Renewable License Agreement referred to in item III. C., above. Distributor shall invoice for and collect all license fees for the on-line CRS Product(s).

IV.   CRS and Distributor Agree that:

      A. This agreement is a non-exclusive agreement permitting Distributor to market and sell the CRS Product(s). Distributor specifically agrees not to sell CRS Product(s) to other dealers without the express written permission of CRS.

      B. This agreement may not be modified except in writing executed by both parties.

      C. This agreement supersedes previous, if any, CRS Distributor Marketing Agreements.

      D. Distributor is not and shall not be considered an employee, representative, or agent of CRS. Distributor is an independent contractor. Distributor and CRS are not authorized, to and agree that they will not make any warranties of representations or assume or create any obligations on each other's behalf.

      E. This agreement shall be deemed to be a contract made under, and shall be construed in accordance with the laws of the State of Colorado.

      F. Any controversy or claim arising out of or relating to the contract, or any breach thereof, shall be settled by arbitration in accordance with the Commercial Association Rules of the American Arbitration Association, and judgment upon the reward rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in Denver unless otherwise agreed to by the parties.

      G. Either party may assign, delegate, or transfer, by operation of law, merger, sale or otherwise, this Agreement or any of the rights or obligations hereunder.

V.    Hold Harmless:

      A. CRS agrees to indemnify Distributor and hold it harmless for, from and against any and all costs, damages, liabilities, demands, obligations or expenses (including, without limitation, reasonable attorney fees) arising out of or relating to this agreement, provided that Distributor provides CRS with prompt written notice of all suits or threats or that CRS is not materially damaged by any delay in receiving such notice.

      B. Distributor agrees to indemnify CRS and hold it harmless for, from and against any and all costs, damages, liabilities, demands, obligations or expenses (including, without limitation, reasonable attorney fees) for product misrepresentations by Distributor that are not based upon information or materials provided by CRS, misappropriation of trade secrets by Distributor (excluding claims related to breaches of Section VII.B.), or infringement by Distributor of CRS's other proprietary


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

            rights in the CRS Product(s), provided that CRS provides Distributor with prompt written notice of all suits or threats or that Distributor is not materially damaged by any delay in receiving such notice.

VI.   Trademarks:

      Distributor may use the product name with Registration Symbol and description for the CRS Product(s) in distributing CRS literature and performing CRS Product(s) demonstrations. Distributor may not, however, use any trademarks or tradenames of CRS without the prior written consent of CRS.

VII.  Warranty:

      A. CRS warrants that it has developed and has title to the following CRS Products: Pediatric Electronic Drug Reference, Pediatric Advisor, Spanish/English Pediatric Advisor, Electronic Drug Reference, Adult Health Advisor, Women's Health Advisor, Medication Advisor, Behavioral Health Advisor, Senior Health Advisor, and Clinical Navigator, the software which runs the CRS Products, and documentation. The CRS Products and documentation contains proprietary information of CRS which has not been disclosed to others except under an obligation of confidentiality.

      B. CRS warrants that it has the right and power to grant a license and rights referred to in this agreement and warrants that the Products and documentation do not violate the patents, copyrights, trade secrets, or other proprietary rights of others.

      C. CRS warrants that neither the CRS Products nor the documentation are in the public domain.

VIII. Limitation of Liability:

      Neither party shall be liable for incidental, indirect, special, or consequential damages or loss of use, revenue, or profit even if the other party has advised of the possibility of such damage.

IX.   Disclaimer:

      Except as expressly stated herein, neither party has made any warranties or representations, expressed or implied, by operation of law otherwise, concerning the Product or Products to be provided hereunder, the scope or duration of any marketing effort which CRS and/or Distributor may undertake, or the success of any such marketing effort. Neither party has relied on any party, written or verbal, as an inducement to entering the agreement.

CRS and Distributor have executed this agreement as of the day and year written above.


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

CLINICAL REFERENCE SYSTEMS, LTD.


By: /s/ Richard Thompson
    ----------------------------------------------------------------------
    Signature

Name: Richard Thompson
      --------------------------------------------------------------------
      Please Print

Title: President
       -------------------------------------------------------------------

HealthGate Data Corp.


By: /s/ Rick Lawson
    ----------------------------------------------------------------------
    Signature

Name: Rick Lawson
      --------------------------------------------------------------------
      Please Print

Title: Vice President
       -------------------------------------------------------------------


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

                         EXHIBIT A - PRODUCT FACT SHEET
                      (Made Available in ASCII text flies)

Pediatric Advisor
      Edited by Barton Schmitt, M.D., the Pediatric Advisor provides advice for parents on over 700 infant, child, and adolescent health problems. In addition to medical topics, many aspects of newborn care and parenting issues - such as child development, day care, discipline, and divorce - are covered. Handouts generated by the program provide immediate reinforcement of verbal instruction and enhance the public relations of the practice. Use the program editor to modify or create handouts.

Adult Health Advisor
      The Adult Health Advisor provides patient advice on over 400 medical and surgical topics. Healthcare professionals can use the program editor to modify or create handouts.

Women's Health Advisor (formerly OB/GYN Advisor)
      The Women's Health Advisor provides patient advice on nearly 400 obstetric, gynecologic, and new baby care topics. Healthcare professionals can use the program editor to modify or create handouts.

Behavioral Health Advisor
      The Behavioral Health Advisor provides patient advice on over 300 common behavioral and mental health topics. Book and publication lists and telephone numbers of national mental health advocacy groups provide additional resources. Adult and pediatric topics cover a wide variety of issues.

Senior Health Advisor
      The Senior Health Advisor contains several hundred patient education topics written to help older adults understand common illnesses, as well as the physical and emotional aspects of aging. Informational topics such as how to choose a nursing home, writing a living will, and health insurance for people with Medicare are included. Resource lists and illustrations are also featured.


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

                                    EXHIBIT B

                    SUGGESTED ANNUAL RENEWABLE LICENSE PRICES

                               SITE        WAN
                              PRICE       PRICE
                              -----       -----
PRODUCT
-------

Pediatric Advisor             $2495       $9500

Adult Health Advisor          $2495       $9500

Women's Health Advisor        $2495       $9500

Behavioral Health Advisor     $2495       $9500

Senior Health Advisor         $2495       $9500

Site License means the use of the Product(s) on an unlimited number of single computers or workstations as long as all the single computers and workstations are located at the same institution, same city, and where all the users have the same billing address.

WAN (Wide Area Network) means the use of the Product(s) on up to 100 computers or workstations at different institutions or different cities that are connected by a communications link.

Above prices are Annual Renewable Licenses (ARL).

ARL PRICING INCLUDES:

1.    Toll-free customer support.

2.    Information updates.

3.    Newsletter and current and future product information.


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